Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:

Brent Stumme	Erica Mannion
LoopNet, Inc.	Sapphire Investor Relations, LLC
Chief Financial Officer	Investor Relations
415-284-4310	212-766-1800
LOOPNET, INC. ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS
Year over Year Revenue up 52% — Adjusted EBITDA up 64%
SAN FRANCISCO, CALIF. – October 25, 2006 – LoopNet, Inc. (NASDAQ: LOOP), today announced financial results for the third quarter of 2006. Total revenue for the third quarter of 2006 was $12.7 million, an increase of 52% from $8.4 million in the third quarter of 2005. GAAP net income for the third quarter of 2006 was $3.8 million or $0.09 per diluted share, compared to $3.4 million or $0.10 per diluted share in the third quarter of 2005.
LoopNet’s Adjusted EBITDA (earnings before interest, tax, depreciation, amortization and stock-based compensation) for the third quarter of 2006 was $6.0 million, an increase of 64% from $3.6 million in the third quarter of 2005. The Company has reported Adjusted EBITDA because management uses it to monitor and assess the Company’s performance and believes it is helpful to investors in understanding the Company’s business.
The number of LoopNet registered members, which includes both basic and premium members, grew to approximately 1.6 million during the third quarter of 2006, a 58% increase over the third quarter of 2005. The number of LoopNet premium members increased to 76,080, a 42% increase over the third quarter of 2005. There were over 430,000 total commercial real estate listings active as of the end of the third quarter, an increase of 35% over the third quarter of 2005. In addition, there were 33.4 million profile views of listings on LoopNet during the quarter, an increase of 73% over the third quarter of 2005. Average monthly unique visitors during the third quarter of 2006 increased to approximately 880,000, a 61% increase over the third quarter of 2005, as reported by comScore Media Metrix.
“Our strong financial and operating results for the third quarter demonstrate that our strategy of bringing the commercial real estate market into the online world is working,” said Richard Boyle, CEO and president of LoopNet, Inc. “Overall activity and momentum in the commercial real estate market has remained strong, and the continued adoption of the LoopNet marketplace as the preferred online marketplace for the industry is growing. Our primary strategic focus continues to be building the activity and liquidity in the marketplace, and by doing so to deliver increasing value to our members,” concluded Boyle.
Balance Sheet and Liquidity
As of September 30, 2006, LoopNet had $83.8 million of cash, cash equivalents and short-term investments and no debt.
2006 Outlook
Based on current visibility, the Company expects revenue for the quarter ending December 31, 2006 to be in the range of $13.1 to $13.3 million, Adjusted EBITDA to be in the range of $5.8 to $6.0 million and GAAP EPS to be $0.09, assuming a fully diluted share count of 40.6 million, stock-based compensation of $0.4 million (net of tax effects) and an effective tax rate of 39.7%. The Company expects revenue for the full year of 2006 to be in the range of $47.7 to $47.9 million, Adjusted EBITDA to be in the range of $22.3 to $22.5 million and GAAP EPS to be $0.35, assuming a fully diluted share count of 38.7 million, stock-based compensation of $0.9 million (net of tax effects) and an effective tax rate of 39.7%.
Conference Call Information

LoopNet, Inc. will discuss these financial results in a conference call at 1:30 p.m. PDT, 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of LoopNet, Inc.’s conference call on the investor relations section of our website at www.LoopNet.com. For investors unable to participate in the live conference call, an audio replay will be available until October 30, 2006 at 9:00 p.m. PST. To access the audio replay, dial 888-203-1112 or 719-457-0820 and enter confirmation code 8830174. A web cast replay of the call will be available on the investor relations section at www.LoopNet.com approximately two hours after the conclusion of the call and will remain available until November 30, 2006.
Non-GAAP Financial Measures
This press release includes a discussion of Adjusted EBITDA, which is a non-GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, amortization and stock-based compensation. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our business. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors. A reconciliation of these non-GAAP measures to GAAP is provided in the attached tables.
About LoopNet, Inc.
LoopNet is the leading online marketplace for commercial real estate and businesses for sale in the United States. Our online marketplace, available at www.LoopNet.com, enables commercial real estate agents, working on behalf of property owners and landlords, to list properties for sale or for lease by submitting detailed property listing information in order to find a buyer or tenant. Commercial real estate brokers, agents, buyers and tenants use the LoopNet online marketplace to search for available property listings that meet their commercial real estate criteria. By connecting the sources of commercial real estate supply and demand in an efficient manner, we believe that LoopNet enables commercial real estate participants to initiate and complete more transactions more cost-effectively than through other means. LoopNet also delivers technology and information services to commercial real estate organizations to manage their online listing presence and optimize property marketing.
Forwarding Looking Statements
This release contains forward-looking statements regarding LoopNet’s expectations regarding its future financial results as well as trends in the commercial real estate industry. These statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to economic events or trends in the commercial real estate market or in general, our ability to continue to attract new registered members, convert them into premium members and retain such premium members, seasonality, our ability to manage our growth, our ability to introduce new or upgraded products or services and customer acceptance of such services, our ability to obtain or retain listings from commercial real estate brokers, agents and property owners, and competition from current or future companies. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward looking statement are contained in our Form S-1 filed with the Securities and Exchange Commission (“SEC”), and subsequent SEC filings made by us. Copies of filings made by us with the SEC are available on the SEC’s website or at http://investor.loopnet.com/sec.cfm. LoopNet does not intend to update the forward-looking statements included in this press release which are based on information available to us as of the date of this release.

LoopNet, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	September 30,
	2005	2006
Assets
Current assets:
Cash and cash equivalents	$18,765	$80,581
Short-term investments	3,100	3,202
Accounts receivable, net of allowance of $33 and $66, respectively	529	1,034
Prepaid expenses and other current assets	325	839
Deferred income taxes	824	824

Total current assets	23,543	86,480

Property and equipment, net	843	1,012
Goodwill	2,417	2,417
Intangibles, net	1,418	1,339
Deferred income taxes	6,798	2,988
Deposits and other noncurrent assets	158	160

Total assets	$35,177	$94,396

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$65	$192
Accrued compensation and benefits	1,284	1,527
Accrued liabilities	599	771
Deferred revenue	4,640	6,584
Income taxes payable	16	2,406

Total current liabilities	6,604	11,480

Commitments and contingencies
Preferred stock, $.001 par value, 32,795,752 and 10,000,000 shares authorized; 22,541,528 and 0 shares issued and outstanding at December 31, 2005 and September 30, 2006, respectively	39,962	—
Stockholders’ (deficit) equity:
Common stock, $.001 par value, 125,000,000 shares authorized; 8,514,538 and 37,180,785 shares issued and outstanding at December 31, 2005 and September 30, 2006, respectively	9	37
Additional paid in capital	12,482	95,307
Deferred stock-based compensation	(827)	—
Stockholder notes receivable	(453)	—
Other comprehensive income	(29)	(31)
Accumulated deficit	(22,571)	(12,397)

Total stockholders’ (deficit) equity	(11,389)	82,916

Total liabilities and stockholders’ (deficit) equity	$35,177	$94,396

LoopNet, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2005	2006	2005	2006
Revenues	$8,379	$12,707	$21,853	$34,565
Cost of revenue (1)	975	1,421	2,749	4,015

Gross margin	7,404	11,286	19,104	30,550

Operating Expenses (1):
Sales and marketing	1,561	2,776	4,201	6,908
Technology and product development	852	1,146	2,848	3,139
General and administrative	1,582	2,147	4,099	5,376

Total operating expenses	3,995	6,069	11,148	15,423

Income from operations	3,409	5,217	7,956	15,127

Interest income, net	137	1,028	283	1,747
Other income, net	—	—	7	(2)

Income before tax	3,546	6,245	8,246	16,872

Income taxes	97	2,479	235	6,698

Net Income	$3,449	$3,766	$8,011	$10,174

Net income per share
Basic	$0.10	$0.10	$0.22	$0.28

Diluted	$0.10	$0.09	$0.16	$0.27

(1) Stock-based compensation is allocated as follows:

Cost of revenue	$6	$54	$12	$87
Sales and marketing	39	301	105	438
Technology and product development	26	64	330	118
General and administrative	25	190	125	278

Total	$96	$609	$572	$921

	Three months ended September 30,		Nine months ended September 30,
	2005	2006	2005	2006
Reconciliation of GAAP Net Income to Non-GAAP Measures

Net Income	$3,449	$3,766	$8,011	$10,174

Add back (deduct)
Income tax provision	97	2,479	235	6,698
Depreciation and amortization	134	154	359	456
Interest income, net	(137)	(1,028)	(283)	(1,747)
Other income, net	—	—	(7)	2
Stock-based compensation	96	609	572	921

Adjusted EBITDA	$3,639	$5,980	$8,887	$16,504

LoopNet, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine months ended September 30,
	2005	2006
Cash flows from operating activities:
Net income	$8,011	$10,174
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	359	456
Stock-based compensation	572	921
Net loss on disposal of assets	—	3
Deferred income tax benefit	—	3,810
Changes in operating assets and liabilities:
Accounts receivable	(159)	(505)
Prepaid expenses and other assets	(4)	(638)
Income taxes payable	(88)	2,390
Accounts payable	107	127
Accrued expenses and other current liabilities	771	172
Accrued compensation and benefits	32	244
Deferred revenue	1,757	1,944

Net cash provided by operating activities	11,358	19,098

Cash flows from investing activities:
Purchase of property and equipment	(517)	(534)
Acquisitions, net of cash	(1,000)	—

Net cash used in investing activities	(1,517)	(534)

Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs paid	—	42,309
Net proceeds from exercise of stock options	31	38
Net proceeds from exercise of warrants	—	449
Net proceeds from payment of notes receivable	—	456

Net cash provided by financing activities	31	43,252

Net increase in cash and cash equivalents	9,872	61,816

Cash and cash equivalents at beginning of period	5,698	18,765

Cash and cash equivalents at end of period	$15,570	$80,581